As filed with the Securities and Exchange Commission on February 28, 2025.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
KKR & Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	88-1203639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Hudson Yards
New York, NY 10001
(212) 750-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan
(Full Title of the Plan)

Kathryn K. Sudol, Esq.
Chief Legal Officer and General Counsel
KKR & Co. Inc.
30 Hudson Yards
New York, NY 10001
(212) 750-8300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 27,339,735 shares of common stock, par value $0.01 per share, of KKR & Co. Inc. (“Common Stock”) reserved for issuance under the Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan (the “Plan”). These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-230627) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2019 (the “Original Registration Statement”). In connection with certain reorganization transactions, the Company filed Post-Effective Amendment No. 1 to the Original Registration Statement (File No. 333-230627) on May 31, 2022 (the “Post-Effective Amendment”).  These additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, as amended by the Post-Effective Amendment, are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025; and
(c)
the description of the Company’s capital stock, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
The validity of the common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds managed by an affiliate of the Company.

Item 6.	Indemnification of Directors and Officers.
The Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation, including a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of an action by or in the right of the corporation, including any derivative action, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation. Section 145 also provides that a corporation may pay expenses incurred by its directors and officers and other parties in defending against any action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, subject to, in the case of any current director or officer, the provision of an undertaking to repay the amounts advanced in the event it is determined such director or officer is not entitled to be indemnified. The statute provides that it is not exclusive of other indemnification or other rights that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under our certificate of incorporation, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) the Series I Preferred Stockholder; (b) KKR Management LLP (formerly known as KKR Management LLC) (the “Former Managing Partner”) in its capacity as the former general partner of KKR & Co. L.P. (our entity form prior to our conversion to a corporation on July 1, 2018); (c) any person who is or was an affiliate of the Series I Preferred Stockholder or the Former Managing Partner (excluding any affiliate that is or was controlled by the Company or one of its subsidiaries); (d) any person who is or was a member, partner, Tax Matters Partner (as defined in the U.S. Internal Revenue Code of 1986 (the “Code”), and in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of the Company or one of its subsidiaries, KKR Group Partnership L.P., the Series I Preferred Stockholder or the Former Managing Partner; (e) any person who is or was serving at our request or the Former Managing Partner or any subsidiary of the Company or the Former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, Partnership Representative, agent, fiduciary or trustee of another person (provided that, for clauses (d) and (e), a person shall not be an indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services); or (f) any other person we in our sole discretion designate at any time as an indemnitee. Under our certificate of incorporation, we are also required to advance the expenses incurred by such indemnitees in appearing at, participating in or defending any claim, demand, action, suit or proceeding prior to its final disposition upon our receipt of an undertaking on behalf of the indemnitee to repay the amount if it is ultimately determined the indemnitee is not entitled to be indemnified.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the Series I Preferred Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to us to enable us to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether we would have the power to indemnify the person against liabilities under our certificate of incorporation.

In addition, we have entered into indemnification agreements with KKR Management LLP and each of our directors. Each indemnification agreement provides that the indemnitee, subject to the limitations set forth in each indemnification agreement, will be indemnified and held harmless by us on an after-tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee or by reason of any action alleged to have been taken or omitted in such capacity, whether arising from alleged acts or omissions to act occurring on, before or after the date of such indemnification agreement. Each indemnification agreement provides that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the indemnification agreement, the indemnitee acted in bad faith or engaged in fraud or willful misconduct.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that limits or eliminates the liability of its directors and officers for monetary damages to the corporation and its stockholders for breach of fiduciary duty. However, no provision may limit or eliminate the liability of a director or officer for:

•	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law by a director or officer;
•	any unlawful payment of dividends or unlawful stock repurchase or redemption;
•	any transaction from which the director or officer derived an improper personal benefit; or
•	in the case of an officer, any action by or in the right of the corporation (including any derivative claim) against the officer.

Our certificate of incorporation provides that our directors and officers shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance for its directors and officers and other persons. We currently maintain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation of KKR & Co. Inc. (incorporated by reference to Exhibit 3.1 to the KKR & Co. Inc. Current Report on Form 8-K filed on August 9, 2024)
4.2	Second Amended and Restated Bylaws of KKR & Co. Inc. (incorporated by reference to Exhibit 3.2 to the KKR & Co. Inc. Current Report on Form 8-K filed on August 9, 2024)
4.3	Amended and Restated KKR & Co. Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the KKR & Co. Inc. Annual Report on Form 10-K filed on February 19, 2021)
5.1*	Opinion of Simpson Thacher & Bartlett LLP
23.1*	Consent of Deloitte & Touche LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)

107.1*	Filing Fees
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 28, 2025.

KKR & CO. INC.
By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, Joseph Y. Bae, Scott C. Nuttall, Robert H. Lewin, Kathryn K. Sudol and Christopher B. Lee and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 28, 2025.

Signature	Title
/s/ Henry R. Kravis	Co-Executive Chairman, Director
Henry R. Kravis
/s/ George R. Roberts	Co-Executive Chairman, Director
George R. Roberts
/s/ Joseph Y. Bae	Director, Co-Chief Executive Officer
Joseph Y. Bae	(principal executive officer)
/s/ Scott C. Nuttall	Director, Co-Chief Executive Officer
Scott C. Nuttall	(principal executive officer)
/s/ Adriane M. Brown	Director
Adriane M. Brown
/s/ Matthew R. Cohler	Director
Matthew R. Cohler
/s/ Mary N. Dillon	Director
Mary N. Dillon
/s/ Arturo Gutiérrez Hernández	Director
Arturo Gutiérrez Hernández
/s/ Xavier B. Niel	Director
Xavier B. Niel
/s/ Kimberly A. Ross	Director
Kimberly A. Ross
/s/ Patricia F. Russo	Director
Patricia F. Russo
/s/ Robert W. Scully	Director
Robert W. Scully
/s/ Evan T. Spiegel	Director
Evan T. Spiegel
/s/ Robert H. Lewin	Chief Financial Officer
Robert H. Lewin	(principal financial and accounting officer)